EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Immediate Release
Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results

•	Acquisitions contributed $13.3 million in sales for total sales of $146.0 million; excluding negative currency translation, sales grew $8.2 million, or 5.7%

•	Gross margin was 32.1% in the quarter, driven by strong business performance; Adjusted gross margin was 32.6%

•	Integration of Magnetek ahead of internal targets with $1.2 million of annual run-rate cost savings accomplished in first month

•	Expect to realize cash value of Magnetek NOLs of $62 million, $24 million greater than anticipated

AMHERST, NY, October 30, 2015 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products and services, today announced financial results for its fiscal year 2016 second quarter, which ended September 30, 2015. Fiscal year 2016 second quarter results include the Stahlhammer Bommern GmbH (“STB”) acquisition completed on December 30, 2014, and the Magnetek, Inc. ("Magnetek") acquisition completed on September 2, 2015.

Net sales ("sales") were $146.0 million in the second quarter, compared with $147.0 million in the second quarter of fiscal 2015, a decline of $1.0 million, or less than 1%. For the one month of reported results, Magnetek contributed $10.1 million in sales. For the quarter, STB contributed $3.2 million in sales. Excluding the $9.2 million impact of foreign currency exchange (FX), sales were $155.3 million, up $8.2 million, or 5.7%.

Timothy T. Tevens, President and Chief Executive Officer, commented, “Our recent acquisitions demonstrated value in the quarter by largely offsetting the effect of unfavorable FX and weak industrial markets globally. We believe that, in particular, the Magnetek acquisition provides excellent strategic positioning for our future as we diversify our product offerings, expand our addressable markets and create new opportunities for growth. We believe digital power control systems will become the norm for industrial cranes, hoists and other related products and systems. Today, Magnetek is experiencing positive growth as end users are retrofitting older cranes with its newer technology to improve safety through remote controls and to significantly reduce energy consumption. The Magnetek business, which is currently focused in the U.S., is growing nicely against the downturn in the domestic industrial economy. Also, with its strong margin profile and expected cost synergies of $5 million by the start of fiscal 2017, this acquisition will help us achieve our 12% to 14% operating margin target.”

Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results
October 30, 2015

Mr. Tevens added, “The integration process is moving along smoothly and quickly, as our two organizations are very culturally aligned. In just the first month, we already realized, on an annual run-rate basis, about $1.2 million of the planned $5 million in cost synergies. Also, we expect to be able to utilize additional Magnetek net operating loss carryforwards beyond the $38 million originally estimated. This will have the effect of offsetting the purchase price paid by an additional $24 million. Net of cash acquired and the present value of net operating loss carryforwards expected to be utilized, the resultant effective purchase price actually was less than $140 million.”

GAAP net income (loss) in the second quarter of fiscal 2016 was $(0.4) million, or $(0.02) per diluted share. Second quarter adjusted net income, a non-GAAP financial measure, was $8.2 million, or $0.40 per diluted share, compared with $8.9 million, or $0.44 per diluted share, in the second quarter of fiscal 2015. The decline was largely related to lower volume in the U.S. markets, which also negatively impacted the productivity in our manufacturing facilities from under absorption of costs. Adjusted net income excludes Magnetek acquisition deal costs of $3.5 million, acquisition related severance costs of $1.5 million, $0.4 million of purchase accounting acquisition step-up expenses, $0.2 million of expenses associated with the European facility consolidation and reduction-in-force, all after tax, and an adjustment of $3.0 million to reflect a more normalized tax rate of 34%. Please see the attached tables for a reconciliation of GAAP net income and earnings per share to adjusted net income and earnings per share.

U.S. sales, which comprised 60% of total sales, were $88.0 million, up $3.1 million, or 3.6%, compared with the prior-year period. Acquisitions contributed $9.6 million to U.S. sales and more than offset lower volume in the organic business.

Sales outside of the U.S. were $58.0 million, down $4.0 million, or 6.5%, as FX had a $9.2 million negative impact. Excluding the FX impact, sales were $67.3 million, up $5.2 million, or 8.4%. Acquisitions, pricing gains and volume all contributed to growth. EMEA volume increased in the quarter as sales activities in the region have begun to improve.

The fluctuation in sales for the second quarter of fiscal 2016 compared with the second quarter of fiscal 2015 is summarized as follows:

($ in millions)	$ Change	% Change
STB & Magnetek acquisitions	13.3	9.0%
Pricing	1.5	1.0%
Volume	(6.6)	(4.3)%
Subtotal	8.2	5.7%
Foreign currency translation	(9.2)	(6.3)%
Total	$(1.0)	(0.6)%

Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results
October 30, 2015

Second Quarter Fiscal 2016 Review: Gross Margin Strengthened with Acquisition
GAAP gross profit was $46.9 million, compared with $47.2 million in the fiscal 2015 second quarter. At 32.1% of sales, the Company matched its previous public-company record gross margin. Adjusted gross profit, a non-GAAP financial measure, was up $0.5 million, or 1.0%, to $47.6 million, or 32.6% of sales, over the prior-year period. This marks the twentieth consecutive quarter of year-over-year gross margin improvement, on an adjusted basis. Adjusted gross profit excludes $0.6 million of purchase accounting acquisition inventory step-up expenses and $0.1 million of expenses associated with the European facility consolidation and reduction-in-force. Please see the attached tables for a reconciliation of GAAP gross profit to adjusted gross profit.

($ in millions)	Impact on Gross Profit
STB & Magnetek acquisitions	$4.5
Pricing and material cost deflation	$1.8
Product liability	$(0.1)
European facility consolidation costs and reduction-in-force	$(0.1)
Acquisition inventory step-up expense	$(0.6)
Volume and mix	$(1.5)
Reduced fixed cost absorption and productivity, net of other manufacturing cost changes	$(1.7)
Subtotal	$2.3
Foreign currency translation	$(2.5)
Total	$(0.2)

Selling expenses in the second quarter were $17.4 million, compared with $17.1 million in the second quarter of fiscal 2015, an increase of $0.3 million, or 1.5%. As a percent of sales, selling expenses were 11.9%, compared with 11.7% the same period last year. The acquisitions added $1.2 million to selling expenses, while favorable FX reduced selling expenses by $1.5 million.

General and administrative (G&A) expenses were $22.0 million, compared with $13.3 million in the prior-year period, an increase of $8.7 million, or 65.7%. As a percent of sales, G&A expenses were 15.1%, compared with 9.0% in the prior-year period. Excluding the $5.3 million of acquisition deal costs and $2.3 million of acquisition related severance costs, G&A was $14.4 million, or 9.9% of sales. The STB and Magnetek acquisitions added $0.9 million to G&A. Favorable foreign currency translation reduced G&A expenses by $0.9 million.

GAAP income from operations was $6.5 million in the quarter, and operating margin was 4.5%. Adjusted income from operations, a non-GAAP financial measure, was $15.0 million for the quarter compared with $16.1 million in the prior-year period. Adjustments exclude $5.3 million of acquisition deal costs, $2.3 million of acquisition related severance costs, $0.6 million of purchase accounting acquisition inventory step-up expenses, and $0.3 million of expenses related to the consolidation of a European facility and reduction-in-force. Adjusted operating margin as a percent of sales was 10.3% compared with 11.0% in the prior-year period, but improved over 8.8% in the trailing first quarter. Please see the attached tables for a reconciliation of GAAP income from operations to adjusted income from operations.

The effective tax rate in the quarter was 111.5%, compared with 21.1% in the prior-year period. The increase was the result of recording a deferred tax asset valuation allowance on the deferred tax assets related to certain foreign subsidiaries, which resulted in an additional $2.0 million in tax expense, and the non-deductibility of certain acquisition deal costs. The Company estimates that the effective tax rate for fiscal 2016 will be approximately 38% to 42%, as the aforementioned items impact the full year effective tax rate by 6 percentage points.

Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results
October 30, 2015

Utilized Strong Balance Sheet and Financial Flexibility to Fund Strategic Acquisition
During the second quarter, the Company completed the acquisition of Magnetek for a total value of $188.9 million, plus transaction expenses of $5.3 million. To fund the acquisition, Columbus McKinnon borrowed $195 million against its $225 million revolving credit facility. In the month of September, the Company repaid $15 million leaving a balance due of $180 million as of September 30, 2015.

Cash and cash equivalents were $48.7 million at September 30, 2015. Gross debt at September 30, 2015 was $299.3 million and debt, net of cash, was $250.6 million, or 47.5% of net total capitalization.

Gregory P. Rustowicz noted, "As we have previously noted, we are willing to flex above our 30% debt to total capitalization target when circumstances warrant, and we see a clear line of sight for returning to that level. We do expect to de-lever very quickly as this acquisition clearly is of strategic benefit to Columbus McKinnon. Additionally, net of the cash acquired and the present value of the Magnetek net operating loss carryforwards expected to be utilized, our effective enterprise value multiple is now 8.0x of expected first full-year adjusted EBITDA, including $5 million of anticipated cost synergies."

Net cash provided by operating activities was $0.9 million in the quarter, compared with $6.3 million in the prior-year period. Excluding the impact of the STB and Magnetek acquisitions, working capital as a percentage of sales was 22.9% for the reported quarter, compared with 21.9% and 20.8% for the first quarter of fiscal 2016 and fourth quarter of fiscal 2015, respectively.

Capital expenditures for the first half of fiscal 2016 were $8.7 million, compared with $7.6 million in the prior-year period. First half fiscal 2016 capital expenditures included $0.2 million associated with the implementation of a new enterprise resource planning system. Fiscal 2016 capital expenditures are still expected to be in the range of $18 million to $22 million including Magnetek.

First Half Fiscal 2016 Review
Sales for the first half of fiscal 2016 were $282.3 million, compared with $289.9 million in the first half of fiscal 2015. The acquisitions contributed $16.9 million of sales in the first half of fiscal 2016. Currency had an unfavorable impact on sales of $18.1 million compared with the prior-year period. U.S. sales, which comprised 60% of total sales, were $169.7 million, up $2.8 million, or 1.7%, compared with the prior-year period. Sales outside of the U.S. were $112.6 million, down $10.5 million, or 8.5%, compared with the first half of fiscal 2015. Adjusting for currency translation, sales outside the U.S. were up $7.6 million, or 6.2%.

GAAP gross profit was $90.5 million, compared with $92.7 million in the first half of fiscal 2015, a decline of $2.2 million, or 2.4%. Gross margin as a percentage of sales improved 10 basis points over the prior year to 32.1%. Adjusted gross profit was $91.8 million, compared with $92.7 million in the prior-year period. As a percent of sales, adjusted gross margin increased by 50 basis points to 32.5%. Foreign currency translation negatively impacted gross profit by $5.4 million. Please see the attached tables for a reconciliation of GAAP gross profit to adjusted gross profit.

Selling expenses were $34.0 million in the first half of fiscal 2016, compared with $35.0 million in the first half of fiscal 2015. As a percent of net sales, selling expenses were 12.0%, compared with 12.1% in the same period last year. The acquisitions added $1.3 million to selling expenses, and favorable currency translation reduced selling expenses by $3.2 million.

General and administrative (G&A) expenses were $37.1 million in the first half of fiscal 2016, compared with $27.4 million in the prior-year period. As a percent of sales, G&A expenses were 13.2%, compared with 9.4% in the prior-year period. Included in G&A expenses were $1.1 million from the acquisitions, $5.3 million in acquisition deal costs, and $2.3 million of acquisition related severance costs. Excluding the acquisition deal costs, acquisition related severance costs, and $0.1 million of costs associated with the European facility consolidation, G&A was $29.4 million, or 10.4% of sales. Favorable currency translation reduced G&A expenses by $1.6 million.

Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results
October 30, 2015

GAAP income from operations was $17.8 million in the first half of fiscal 2016, or 6.3% of sales. Adjusted income from operations, a non-GAAP financial measure, was $26.9 million, down from $29.1 million in the first six months of fiscal 2015. As a percent of sales, adjusted operating margin was 9.5% compared with operating margin of 10.1% in the prior-year period. Please see the attached tables for a reconciliation of GAAP income from operations to adjusted income from operations.

GAAP net income was $6.5 million, or $0.32 per diluted share, in the first half of fiscal 2016. Adjusted net income was $15.5 million, unchanged from the prior-year period. Adjusted earnings per diluted share were $0.76 and $0.77 for the six months ended September 30, 2015 and 2014, respectively. Please see the attached tables for a reconciliation of GAAP net income and earnings per share to adjusted net income and earnings per share.

Margin Strength, Order Activity and Magnetek Acquisition Support Favorable Second Half Growth Outlook
Backlog was $110.8 million at September 30, 2015, which includes $18.1 million for Magnetek. This compares with backlog of $84.9 million at June 30, 2015. Backlog that represents longer-lead time project orders was $46.8 million, or 42% of total backlog. These projects are scheduled for shipment beyond December 31, 2015 and compares with project backlog of $32.4 million at June 30, 2015. The increase in project backlog was due to projects won in EMEA as well as the impact of Magnetek project backlog. Backlog is not necessarily a leading indicator of sales for the Company.

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company. U.S. industrial capacity utilization was 76.6% in September 2015, compared with 76.4% in both June 2015 and September 2014. Eurozone capacity utilization was 81.1% at September 30, 2015, compared with 81.2% at June 30, 2015 and 80.3% at September 30, 2014. The Company’s sales tend to lag changes in these indicators by one to two quarters.

Mr. Tevens concluded, “Continued margin strength, strong quoting and order activity, and the full contribution from our recent acquisitions point to sales and earnings growth in the second half of the year despite the headwinds we still face from the downturn in the oil and gas and mining industries, the resultant lower demand from heavy OEM manufacturers, the strong dollar, and the slowing of growth in China. We continue to be vigilant in controlling costs and identifying efficiencies, while still making investments in emerging global markets, particularly in the Asia Pacific region. The combination of Magnetek’s technological strengths with the depth and breadth of Columbus McKinnon’s products and global sales channels provide a significant growth opportunity. Magnetek opens a new world of opportunity for traditional Columbus McKinnon channels as we develop products and solutions for a connected world. Long term, we are confident that our strategic initiatives will help us better serve our customers’ needs, take market share and penetrate a larger addressable market to accelerate top- and bottom-line growth.”

Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 201-493-6780 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors. An audio recording of the call will be available two hours after its completion through November 6, 2015 by dialing 858-384-5517 and entering replay code 13621157. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors. In addition, a transcript of the call will be posted to the website once available.

Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results
October 30, 2015

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results
October 30, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	September 30, 2015	September 30, 2014	Change
Net sales	$146,041	$146,991	(0.6)%
Cost of products sold	99,096	99,835	(0.7)%
Gross profit	46,945	47,156	(0.4)%
Gross profit margin	32.1%	32.1%
Selling expenses	17,399	17,146	1.5%
General and administrative expenses	22,040	13,300	65.7%
Amortization of intangibles	994	576	72.6%
Income from operations	6,512	16,134	(59.6)%
Operating margin	4.5%	11.0%
Interest and debt expense	1,632	3,264	(50.0)%
Investment income	(376)	(465)	(19.1)%
Foreign currency exchange loss (gain)	1,459	(169)	NM
Other (income) expense, net	(108)	69	NM
Income before income tax expense	3,905	13,435	(70.9)%
Income tax expense	4,353	2,836	53.5%
Net (loss) income	$(448)	$10,599	NM

Average basic shares outstanding	20,086	19,950	0.7%
Basic (loss) income per share	$(0.02)	$0.53	NM

Average diluted shares outstanding	20,086	20,187	(0.5)%
Diluted (loss) income per share	$(0.02)	$0.53	NM

Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results
October 30, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Six Months Ended
	September 30, 2015	September 30, 2014	Change
Net sales	$282,277	$289,923	(2.6)%
Cost of products sold	191,748	197,202	(2.8)%
Gross profit	90,529	92,721	(2.4)%
Gross profit margin	32.1%	32.0%
Selling expenses	33,997	35,037	(3.0)%
General and administrative expenses	37,142	27,379	35.7%
Amortization of intangibles	1,587	1,165	36.2%
Income from operations	17,803	29,140	(38.9)%
Operating margin	6.3%	10.1%
Interest and debt expense	2,788	6,633	(58.0)%
Investment income	(504)	(667)	(24.4)%
Foreign currency exchange loss (gain)	1,274	(212)	NM
Other (income) expense, net	(113)	(108)	4.6%
Income before income tax expense	14,358	23,494	(38.9)%
Income tax expense	7,895	6,162	28.1%
Net income	$6,463	$17,332	(62.7)%

Average basic shares outstanding	20,054	19,900	0.8%
Basic income per share	$0.32	$0.87	(63.2)%

Average diluted shares outstanding	20,277	20,148	0.6%
Diluted income per share	$0.32	$0.86	(62.8)%

Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results
October 30, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2015	March 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$48,726	$63,056
Trade accounts receivable	92,628	80,531
Inventories	125,780	103,187
Prepaid expenses and other	26,505	27,255
Total current assets	293,639	274,029

Net property, plant, and equipment	99,280	91,127
Goodwill	175,814	121,461
Other intangibles, net	136,429	19,104
Marketable securities	18,542	19,867
Deferred taxes on income	53,696	28,695
Other assets	11,682	12,041
Total assets	$789,082	$566,324

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$33,016	$33,406
Accrued liabilities	58,793	50,263
Current portion of long-term debt	53,283	13,292
Total current liabilities	145,092	96,961

Senior debt, less current portion	1,219	1,478
Term loan and revolving credit facility	244,824	111,942
Other non-current liabilities	120,674	87,224
Total liabilities	511,809	297,605

Shareholders’ equity:
Common stock	201	200
Additional paid-in capital	204,508	203,156
Retained earnings	163,470	157,811
Accumulated other comprehensive loss	(90,906)	(92,448)
Total shareholders’ equity	277,273	268,719
Total liabilities and shareholders’ equity	$789,082	$566,324

Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results
October 30, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Six Months Ended
	September 30, 2015	September 30, 2014
Operating activities:
Net income	$6,463	$17,332
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,521	7,317
Deferred income taxes and related valuation allowance	668	(404)
Net gain on sale of real estate, investments, and other	(375)	(350)
Stock based compensation	2,042	1,919
Amortization of deferred financing costs and discount on debt	256	434
Property casualty loss	—	250
Changes in operating assets and liabilities, net of effects of business acquisitions:
Trade accounts receivable	3,631	11,138
Inventories	(6,150)	(6,070)
Prepaid expenses	776	63
Other assets	3,873	(322)
Trade accounts payable	(6,983)	(6,301)
Accrued liabilities	1,449	(5,681)
Non-current liabilities	(10,054)	(6,586)
Net cash provided by operating activities	4,117	12,739

Investing activities:
Proceeds from sale of marketable securities	5,057	976
Purchases of marketable securities	(4,212)	(787)
Capital expenditures	(8,707)	(7,585)
Purchase of business, net of cash acquired	(182,467)	—
Other	—	16
Net cash used for investing activities	(190,329)	(7,380)

Financing activities:
Proceeds from exercise of stock options	159	1,099
Net borrowings under lines-of-credit	179,057	—
Repayment of debt	(6,523)	(1,220)
Change in ESOP guarantee and other	(849)	(779)
Dividends paid	(1,604)	(1,591)
Net cash provided by (used for) financing activities	170,240	(2,491)

Effect of exchange rate changes on cash	1,642	(696)

Net change in cash and cash equivalents	(14,330)	2,172
Cash and cash equivalents at beginning of year	63,056	112,309
Cash and cash equivalents at end of period	$48,726	$114,481

Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results
October 30, 2015

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	September 30, 2015		March 31, 2015		September 30, 2014
Backlog (in millions)	$110.8		$85.2		$82.2
Backlog (in millions; excluding Magnetek)	$92.7		$85.2		$82.2

Trade accounts receivable (2)
days sales outstanding	50.5	days	49.2	days	49.4	days

Inventory turns per year (2)
(based on cost of products sold)	3.4	turns	4.0	turns	4.0	turns
Days' inventory	107.9	days	91.0	days	91.3	days

Trade accounts payable (2)
days payables outstanding	23.7	days	29.4	days	23.7	days

Working capital as a % of sales (1)	22.9%		20.8%		22.1%

Debt to total capitalization percentage	51.9%		32.0%		33.3%

Debt, net of cash, to net total capitalization	47.5%		19.2%		10.8%

(1) Figures exclude the impact of the acquisitions of Magnetek and STB
(2) Figures exclude the impact of the acquisition of Magnetek

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 16	63	64	60	63	250

FY 15	63	64	60	63	250

Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results
October 30, 2015

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit and Margin
($ in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Gross profit	$46,945	$47,156	$90,529	$92,721
Add back:
Acquisition inventory step-up expense	551	—	925	—
European facility consolidation costs and reduction-in-force	135	—	346	—
Non-GAAP adjusted gross profit	$47,631	$47,156	$91,800	$92,721

Sales	146,041	146,991	282,277	289,923
Adjusted gross margin	32.6%	32.1%	32.5%	32.0%

Adjusted gross profit is defined as gross profit as reported, adjusted for unusual items. Adjusted gross profit is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted gross profit is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s gross profit to the historical period’s gross profit.

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted
Income from Operations and Operating Margin
($ in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Income from operations	$6,512	$16,134	$17,803	$29,140
Add back:
Acquisition deal costs	5,332	—	5,332	—
Acquisition related severance costs	2,300		2,300
Acquisition inventory step-up expense	551	—	925	—
European facility consolidation costs and reduction-in-force	288	—	585	—
Non-GAAP adjusted income from operations	$14,983	$16,134	$26,945	$29,140

Sales	146,041	146,991	282,277	289,923
Adjusted operating margin	10.3%	11.0%	9.5%	10.1%

Adjusted income from operations is defined as operating income as reported, adjusted for unusual items. Adjusted income from operations is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted income from operations is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s income from operations to the historical period’s income from operations.

Columbus McKinnon Reports Fiscal Year 2016 Second Quarter Financial Results
October 30, 2015

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Net Income and Diluted Earnings per Share to Non-GAAP Adjusted Net Income and Diluted Earnings per Share
($ in thousands, except per share data)

	Three Months Ended		Three Months Ended
	September 30, 2015		September 30, 2014
	$	Per diluted share	$	Per diluted share
Net (loss) income	$(448)	$(0.02)	$10,599	$0.53
Add back:
Acquisition deal costs (1)	3,519	0.17	—	—
Acquisition related severance costs (1)	1,518	0.07
Acquisition inventory step-up expense (1)	364	0.02	—	—
European facility consolidation costs and reduction-in-force (1)	190	0.01	—	—
Normalize tax rate to 34%	3,025	0.15	(1,732)	(0.09)
Non-GAAP adjusted net income	$8,168	$0.40	$8,867	$0.44

(1) Net of normalized 34% tax rate

	Six Months Ended		Six Months Ended
	September 30, 2015		September 30, 2014
	$	Per diluted share	$	Per diluted share
Net income	$6,463	$0.32	$17,332	$0.86
Add back:
Acquisition deal costs (1)	3,519	0.17	—	—
Acquisition related severance costs (1)	1,518	0.07
Acquisition inventory step-up expense (1)	611	0.03	—	—
European facility consolidation costs and reduction-in-force (1)	386	0.02	—	—
Normalize tax rate to 34%	3,013	0.15	(1,826)	(0.09)
Non-GAAP adjusted net income	$15,510	$0.76	$15,506	$0.77

(1) Net of normalized 34% tax rate

Adjusted net income and diluted EPS is defined as net income and diluted EPS as reported, adjusted for unusual items and to apply a normalized tax rate. Adjusted net income and diluted EPS are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted diluted EPS is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s net income and diluted EPS to the historical period’s net income and diluted EPS.